SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 21, 1997


                         NATIONAL PENN BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


               Pennsylvania              0-10957           23-2215075
       (State or other jurisdiction    (Commission       (I.R.S. Employer
           of incorporation)            File Number)       Ident. No.)


          Philadelphia and Reading Avenues, Boyertown, PA           19512
            (Address of principal executive office)               (Zip Code)


       Registrant's telephone number, including area code (610) 367-6001


                                       N/A
          (Former name or former address, if changed since last report)



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Item 5.  Other Events.

         On November 21, 1997, effective at the close of business, National Penn Bank ("Bank"), the wholly-owned banking subsidiary of National Penn Bancshares, Inc. (the "Registrant"), acquired certain assets and assumed certain liabilities of the Topton, Pennsylvania branch office of Patriot Bank ("Patriot"), pursuant to a Branch Purchase and Deposit Assumption Agreement between the Bank and Patriot dated August 28, 1997.

         In this purchase and assumption transaction, the Bank paid Patriot a premium equal to 7.5% of the deposits transferred to the Bank. Patriot paid cash to the Bank equal to the amount of deposits, approximately $10.4 million (including accrued interest), assumed. In addition, the Bank acquired the real estate, building, furnishings, fixtures and equipment comprising Patriot's Topton branch for approximately $282,500. All amounts due Patriot from the Bank were deducted from the amount of cash paid to the Bank by Patriot for the assumption of deposits.

         The Bank intends to use the acquired assets and deposits in the operation of its banking business. As the result of this acquisition, the Bank currently operates 51 offices in an eight county area--Berks, Bucks, Chester, Delaware, Lehigh, Montgomery, Northampton and Philadelphia counties, Pennsylvania.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

         99.1 - Press Release dated November 21, 1997 of National Penn Bancshares, Inc.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NATIONAL PENN BANCSHARES, INC.


                                             By/s/Wayne R. Weidner
                                                  Wayne R. Weidner
                                                  Executive Vice President

Dated:  November 21, 1997



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                                  EXHIBIT INDEX


Exhibit Number             Description

         99.1 Press Release dated November 21, 1997 of National Penn Bancshares, Inc.